Exhibit 99.2

SUMMARY
This summary provides a brief overview of information included elsewhere in this offering memorandum and the documents we incorporate by reference herein. Because it is abbreviated, this summary does not include all of the information that you should consider before investing in the notes. You should read the entire offering memorandum carefully before making an investment decision, including the information presented under the heading “Risk factors,” the documents incorporated by reference in this offering memorandum and any other documents to which we refer for a more complete understanding of this offering. We have provided definitions for certain oil and natural gas terms used in this offering memorandum in the “Glossary of oil and natural gas terms” beginning on page A-1 of this offering memorandum.
Overview
We are an independent exploration and production (“E&P”) company focused on the acquisition and development of onshore, unconventional crude oil and natural gas resources in the United States. Oasis Petroleum North America LLC (“OPNA”) and Oasis Petroleum Permian LLC conduct our E&P activities and own our oil and gas properties located in the North Dakota and Montana regions of the Williston Basin and the Texas region of the Permian Basin, respectively. In addition to our E&P segment, we also operate a midstream business through OMP, a leading gathering and processing master limited partnership that owns, develops, operates and acquires a diversified portfolio of midstream assets in North America. We own OMP’s general partner and approximately 77% of OMP. We derive significant cash flows from the midstream segment through distributions from our ownership of OMP limited partner units.
Recent developments
The Williston Basin Acquisition
On May 3, 2021, we entered into a purchase and sale agreement (the “Williston PSA”) with QEP Energy Company (“QEP”), a wholly-owned subsidiary of Diamondback Energy, Inc (“Diamondback”). Pursuant to the Williston PSA, among other things, we will acquire approximately 95,000 net acres (the “Acquired Williston Assets”) in the Williston Basin from Diamondback (the “Williston Basin Acquisition”) in a cash transaction for aggregate consideration of approximately $745.0 million, subject to customary purchase price adjustments (including a $74.5 million deposit to offset cash due at closing) (the “Purchase Price”). The Purchase Price is expected to be financed through cash on hand, consideration from the Permian Basin Sale and the net proceeds from this offering. The transaction was approved unanimously by the board of directors of each company. The effective date of the Williston Basin Acquisition was April 1, 2021, and closing is expected to occur in July 2021, subject to customary closing conditions.
The Acquired Williston Assets data, except for the SEC pricing estimates of proved reserves, provided below is based on publicly available information, which we have not prepared or reviewed for accuracy. SEC pricing estimates of proved reserves and related information for the Acquired Williston Assets were prepared in accordance with the Petroleum Resource Management System (“PRMS”) using the SEC pricing for the year ended December 31, 2020, and have been reviewed by DeGolyer and MacNaughton, independent reserve engineers. Additional historical financial statements and pro forma information surrounding the Williston Basin Acquisition, including the Acquired Williston Assets, will be furnished on a Current Report on Form 8-K following the completion of the Williston Basin Acquisition.

The Acquired Williston Assets consist of approximately 95,000 net acres, which produced approximately 27,000 barrels of oil equivalent (“Boe”) per day during the first quarter of 2021 on a two-stream basis of crude oil and natural gas. The following table provides key operational highlights of the Acquired Williston Assets, including our estimates of oil production and total production for the first quarter of 2021:

Acquired Williston Assets(1)
Net Williston Acreage (in thousands)	95
Williston Acreage Held by Production	99%
Average Working Interest in Williston Acreage	84%
Williston Oil Production (Mbblpd)	17.7
Total Williston Production (Mboepd)	27.0
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(1)    Acquired Williston Assets data is based on internally-generated estimates. Production is reported on a two-stream basis for us and the Acquired Williston Assets.

The oil and condensate, gas and NGL production volumes and the total production volumes for the Acquired Williston Assets for each of the years ended December 31, 2020 and 2019 are summarized in the table below:

	Year Ended December 31,
	2020	2019
Production volumes:(1)
Oil and condensate (Mbbl)	7,137.2	7,992.8
Gas (Bcf)	12.0	14.0
NGL (Mbbl)	2,143.8	2,073.2
Total (Mboe)	11,284.9	12,403.8
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(1)    Volumes include immaterial amounts related to QEP assets not included in the Acquired Williston Assets.

Permian Basin Sale
On May 20, 2021, Oasis Petroleum Permian LLC (“OPP”), a wholly-owned subsidiary of the Company, entered into a purchase and sale agreement (the “Permian PSA”) with Percussion Petroleum Operating II, LLC (“Percussion”), pursuant to which OPP agreed to sell to Percussion its remaining upstream assets in the Texas region of the Permian Basin (the “Primary Divested Assets”) for aggregate consideration of up to $450.0 million, consisting of $375.0 million cash at closing (offset by a $31.9 million deposit made by Percussion at signing) and up to three earn-out payments of $25.0 million per year for each of 2023, 2024 and 2025 if the average daily settlement price of NYMEX West Texas Intermediate crude oil exceeds $60 per barrel for such year (the “Primary Permian Basin Sale”). The Primary Divested Assets consist of approximately 24,000 net acres, which contained net proved reserves of approximately 30.3 MMBoe at December 31, 2020 and produced approximately 7,186 Boe per day during the first quarter of 2021 on a two-stream basis of crude oil and natural gas. The closing of the Primary Permian Basin Sale is expected to occur on or around June 29, 2021, subject to customary closing conditions.
In addition to the sale of the Primary Divested Assets, the Company previously sold certain other assets in the Texas region of the Permian Basin (such assets, together with the Primary Divested Assets, collectively, the “Divested Assets”) for aggregate consideration of $31.0 million to separate buyers in two transactions which closed in May 2021 (the “Additional Permian Sale,” and, together with the Primary Permian Basin Sale, the “Permian Basin Sale”). The proceeds from the Permian Basin Sale will be used to fund a portion of the Purchase Price and for general corporate purposes. However, the Primary Permian Basin Sale is not conditioned upon the completion of the

Williston Basin Acquisition and the Williston Basin Acquisition is not conditioned upon the completion of the Primary Permian Basin Sale.
In accordance with the terms of the Permian PSA, immediately after execution thereof, the Company entered into new hedge contracts on Percussion’s behalf that Percussion will be obligated to assume upon closing of the Primary Permian Basin Sale. The Company entered into swaps, collars, and three-way collars for crude oil with a weighted average floor price of $56.02 per Bbl and weighted average ceiling price of $61.71 per Bbl. The commodity contracts included total notional amounts of 1,085,600 Bbls, 2,475,800 Bbls and 2,427,900 Bbls which settle across the second half of 2021, calendar year 2022 and calendar year 2023, respectively, based on NYMEX West Texas Intermediate crude oil. These derivative instruments do not qualify for or were not designated as hedging instruments for accounting purposes.
Unless otherwise indicated, all financial and operational information in this offering memorandum does not give effect to the Williston Basin Acquisition or the Permian Basin Sale. Additional pro forma information surrounding the Permian Basin Sale, including the Divested Assets, will be furnished on a Current Report on Form 8-K following the completion of the Permian Basin Sale. Because the Divested Assets constitute substantially all of the assets of OPP, it is expected that OPP will be released from its obligations as a guarantor under the indenture that will govern the notes offered hereby pursuant to the terms thereof upon the consummation of the Permian Basin Sale.
Effects of the Williston Basin Acquisition and the Permian Basin Sale
The following table provides details on our key operational highlights for the three months ended March 31, 2021, before and following the completion of the Williston Basin Acquisition and the Permian Basin Sale:

	OAS	Acquired Williston Assets(1)	Divested Assets	Pro Forma(2)
Net Acreage (in thousands)	426	95	(24)	497
Oil Production (Mbblpd)	36.8	17.7	(5.8)	48.7
Total Production (Mboepd)	57.2	27.0	(7.2)	77.0
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(1)    Acquired Williston Assets data is based on internally-generated estimates. Production is reported on a two-stream basis for us and the Acquired Williston Assets.
(2)    Assuming successful completion of the Williston Basin Acquisition and the Permian Basin Sale.
Oasis proved reserves
Our estimated net proved reserves and related PV-10 at December 31, 2020 are based on reports prepared by DeGolyer and MacNaughton, our independent reserve engineers. In preparing its reports, DeGolyer and MacNaughton evaluated 100% of the reserves and discounted values at December 31, 2020 in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) applicable to companies involved in crude oil and natural gas producing activities. Our estimated net proved reserves and PV-10 do not include probable or possible reserves and were determined using the preceding 12 months’ unweighted arithmetic average of the first-day-of-the-month index prices for crude oil and natural gas, which were held constant throughout the life of the properties. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $39.54 per Bbl for crude oil and $2.03 per MMBtu for natural gas for the year ended December 31, 2020. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead. The information in the following table does not give any effect to or reflect our commodity derivatives. Future operating costs, production taxes and capital costs were based on current costs as of each year-end. PV-10 represent the present value of the future net revenues discounted at 10%, before income taxes.

There are numerous uncertainties inherent in estimating reserves and related information, and different reservoir engineers often arrive at different estimates for the same properties. There can be no assurance that our estimated net proved reserves will be produced within the periods indicated or that prices and costs will remain constant. A substantial or extended decline in crude oil prices could result in a significant decrease in our estimated net proved reserves and PV-10 in the future.

The following table summarizes our estimated net proved reserves and PV-10 for the Williston Basin and Permian Basin as of December 31, 2020:

	Proved Developed				Proved Undeveloped
	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)
Williston Basin	72.3	241.9	112.6	$ 775.2	23.3	97.2	39.6	$ 146.5
Permian Basin	13.2	20.8	16.6	$ 161.7	11.0	16.3	13.7	$ 31.6
Total	85.5	262.7	129.2	$ 936.9	34.3	113.5	53.3	$ 1,115.0
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(1)    PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. For a reconciliation of total proved developed and proved undeveloped PV-10 to Standardized Measure, please see “—Reconciliation of standardized measure to PV-10” below.
Proved reserves associated with the Acquired Williston Assets
The estimated proved reserves for the Acquired Williston Assets at April 1, 2021 are summarized in the table below:

	Proved Developed				Proved Undeveloped
	Crude oil	Natural gas	Total	PV-10	Crude oil	Natural gas	Total	PV-10
	(MMBbls)	(Bcf)(1)	(MMBoe)(1)(2)	(in millions)(3)	(MMBbls)	(Bcf)(1)	(MMBoe)(1)(2)	(in millions)(3)
SEC pricing(4)	35.4	89.7	50.4	$ 350.4	3.6	3.7	4.2	$ 14.6
NYMEX Strip Pricing(5)	42.8	112.7	61.5	$ 765.7	3.8	3.9	4.5	$ 57.3
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(1)    Generally, gas consumed in operations was excluded from reserves; however, in some cases, produced gas consumed in operations was included in reserves when the volumes replaced fuel purchases.
(2)    Natural gas is converted to a crude oil equivalent at the ratio of six Mcf of natural gas to one barrel of crude oil equivalent.
(3)    PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. A reconciliation of PV-10 to Standardized Measure for the Acquired Williston Assets is not available or included in this offering memorandum.
(4)    SEC pricing is based on 12 months’ unweighted arithmetic average of the first-day-of-the-month index prices for crude oil and natural gas for the year ended December 31, 2020.
(5)    NYMEX Strip Pricing data is based on internally-generated estimates.

SEC pricing estimates of proved reserves and related information for the Acquired Williston Assets were prepared in accordance with PRMS using the SEC pricing for the year ended December 31, 2020, and have been reviewed by our independent petroleum engineers. NYMEX Strip Pricing estimates of proved reserves and related information for the Acquired Williston Assets are generated using volumes from independent petroleum engineers adjusted for NYMEX West Texas Intermediate crude oil index prices with respect to oil and condensate, and NYMEX Henry

Hub natural gas prices with respect to natural gas, in each case based on timing and location differentials and as of May 18, 2021.
Proved reserves associated with the Divested Assets
The estimated proved reserves for the Divested Assets at April 1, 2021 are summarized in the table below:

	Proved Developed				Proved Undeveloped
	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)
NYMEX Strip Pricing(2)	13.2	21.1	16.7	$ 267.7	11.2	16.6	14.0	$ 116.7
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(1)    PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. A reconciliation of PV-10 to Standardized Measure for the Divested Assets at April 1, 2021 is not available or included in this offering memorandum.
(2)    NYMEX Strip Pricing estimates presented here do not capture any additional drilling from the period from December 31, 2020 to April 1, 2021 and are metrics derived from recalculations based on NYMEX Strip Pricing. NYMEX Strip Pricing data is based on internally-generated estimates.
NYMEX Strip Pricing estimates of proved reserves and related information for the Permian Basin Sale are generated using volumes from independent petroleum engineers rolled forward to April 1, 2021 and adjusted for NYMEX West Texas Intermediate crude oil index prices with respect to oil and condensate, and NYMEX Henry Hub natural gas prices with respect to natural gas, in each case based on timing and location differentials and as of May 18, 2021.
Our pro forma proved reserves
Our pro forma proved reserves, after (i) giving effect to the Williston Basin Acquisition and the Permian Basin Sale at April 1, 2021, (ii) rolling forward our Williston Basin assets from December 31, 2020 to April 1, 2021 and (iii) adjusting for NYMEX West Texas Intermediate crude oil index prices with respect to oil and condensate and NYMEX Henry Hub natural gas prices with respect to natural gas, in each case, based on timing and location differentials and as of May 18, 2021, are summarized in the table below:

	Proved Developed				Proved Undeveloped
	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	PV-10 (in millions)(1)
NYMEX Strip Pricing(2)	126.9	389.0	191.7	$ 2,310.2	27.4	100.6	44.2	$ 457.3
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(1)    PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. A reconciliation of PV-10 to Standardized Measure for our pro forma proved reserves after giving effect to the Williston Basin Acquisition and the Permian Basin Sale is not available or included in this offering memorandum.
(2)    NYMEX Strip Pricing estimates presented here do not capture any additional drilling from the period from December 31, 2020 to April 1, 2021 and are metrics derived from recalculations based on NYMEX Strip Pricing as of May 18, 2021. NYMEX Strip Pricing data is based on internally-generated estimates.

Fourth Amendment to the Oasis Credit Facility
On May 21, 2021, we entered into the Fourth Amendment to the Oasis Credit Facility (the “Fourth Amendment”) to, among other things, provide that (i) no borrowing base reduction shall occur in connection with the issuance of senior notes in an aggregate principal amount not in excess of $550.0 million issued after the effective date of the Fourth Amendment and prior to the effectiveness of the scheduled redetermination to occur on or about October 1, 2021 (the “October 1 Redetermination”), (ii) the borrowing base shall be reduced by $100.0 million upon the consummation of the Primary Permian Basin Sale and (iii) subject to satisfaction of certain conditions, the borrowing base shall be automatically increased by $250.0 million if the Williston Basin Acquisition is consummated prior to the effectiveness of the October 1 Redetermination. The Fourth Amendment also amends the exceptions from the restricted payments negative covenant to provide increased restricted payment flexibility, permitting unlimited restricted payments subject to (x) no event of default under the Oasis Credit Facility, (y) at least 25% availability under the Oasis Credit Facility and (z) the pro forma leverage ratio being not more than 1.5 to 1.0; provided that if the conditions described in clauses (x) and (y) are satisfied and the pro forma leverage ratio is less than 2.0 to 1.0, but more than 1.5 to 1.0, restricted payments are permitted in an amount such that all restricted payments made in reliance on such exception since the closing date of the Oasis Credit Facility will not exceed the positive amount of free cash flow.
Hedging transactions
On May 17, 2021, Oasis entered into a series of transactions with certain hedge counterparties to modify the swap price to $50 per barrel based on NYMEX West Texas Intermediate crude oil index pricing for hedges totaling 19 MBblpd in 2022 and 14 MBblpd in 2023 (the “Hedging Transactions”). The amount paid for the modification of these hedges totaled $82.4 million.
In this offering memorandum, “Transactions” refers to (i) the offering of the notes under this offering memorandum, (ii) the consummation of the Williston Basin Acquisition, (iii) the Permian Basin Sale, (iv) the Fourth Amendment, (v) the Hedging Transactions and (vi) the payment of fees and expenses related to the foregoing.
Change in Chief Executive Officer
On April 14, 2021, Daniel E. Brown was appointed as our Chief Executive Officer. At the same time, Mr. Brown was also appointed to our Board of Directors. Mr. Brown replaced Douglas E. Brooks, who was previously appointed to serve as Chief Executive Officer on an interim basis. Mr. Brooks will continue to serve in his role as Board Chair.
Dakota Access Pipeline
The U.S. Army Corps of Engineers (“Corps”) is currently conducting a court-ordered environmental review to determine whether the Dakota Access Pipeline (“DAPL”) poses a threat to the drinking water supply of the Standing Rock Sioux Reservation. Once this review is finished, which completion is estimated by the Corps to occur by no later than March 2022, the Corps will determine whether DAPL is safe to operate or must be permanently shut down. On April 9, 2021, the Biden Administration announced that the Corps will not take immediate action to shut down DAPL while it conducts the environmental review, and on May 3, 2021, the Corps filed a Status Report with the federal district court, confirming that it currently is not seeking a shutdown of DAPL while the agency conducts the environmental review. In a related legal proceeding involving the Standing Rock Sioux Tribe’s request for an injunction to shut down DAPL while the environmental review is being conducted, U.S. District Judge James Boasberg ruled on May 21, 2021 that the Dakota Access pipeline will not be forced to shut down while the Corps conducts the environmental review, indicating that the tribe had failed to make a successful showing of irreparable harm based on the threat of an oil spill.
Midstream Simplification
On March 30, 2021, we closed on the transactions contemplated by a contribution and simplification agreement pursuant to which we contributed our remaining 64.7% interest in Bobcat DevCo LLC (“Bobcat DevCo”) and remaining 30.0% interest in Beartooth DevCo LLC (“Beartooth DevCo”) to OMP as well as eliminated OMP’s incentive distribution rights for total consideration of approximately $512.5 million, including cash consideration of $231.5 million and 14.8 million OMP common units (the “Midstream Simplification”). The effective date for the Midstream Simplification was January 1, 2021. Following the Midstream Simplification, we own approximately 77% of the limited partnership interests in OMP and none of the limited liability company interests in Bobcat DevCo or Beartooth DevCo.
As we have disclosed previously, management continues to believe the Company’s ownership in OMP is a source of unrecognized value and has prioritized value creation options in the near term. Those options may include taking steps to deconsolidate OMP, as well as obtaining liquidity through partial sales of our equity interests in OMP from time to time depending on market conditions.
Market conditions and COVID-19
Market conditions have improved but remain uncertain as the worldwide response to COVID-19 continues to evolve. Federal, state and local public health and governmental authorities have begun implementation of programs to administer vaccines, and certain regions across the United States have begun to partially lift restrictions previously imposed to contain the spread of COVID-19. Global economic activity levels have improved as these restrictions have begun to be lifted, and energy demand has gradually increased. Despite moderate improvements in market conditions, uncertainties related to COVID-19 remain, including the impact of new virus strains, the risk of renewed restrictions and the uncertainty of successful administration of effective treatments and vaccines. In response to the current economic environment and impacts of COVID-19, we reduced our workforce during the first quarter of 2021 to adjust our business to expected lower levels of activity and operate in a sustainable and cost-efficient manner.
In response to the outbreak of the COVID-19 pandemic in 2020, we adopted a work-from-home system for all office-based employees and deployed additional safety protocols at our operating sites in order to keep the field-based employees and contractors supporting our operations safe while continuing operations running without material disruption. Our Crisis Management Team continues to monitor public health data and guidance, engages with peer companies, and participates with industry associations to ensure alignment with guidance for employee health and safety. In the first quarter of 2021, we began a phased return-to-office program while continuing to follow enhanced safety standards and best practices, including enhanced daily cleaning in common spaces of office locations, required use of facial coverings in common spaces, restricting use of conference rooms and group gatherings, adherence to social distancing requirements and establishing training requirements and procedures.
Our revenue, profitability and ability to return cash to shareholders depend substantially on factors beyond our control, such as economic, political and regulatory developments as well as competition from other sources of energy. Prices for crude oil, natural gas and NGLs can fluctuate widely in response to relatively minor changes in the global and regional supply of and demand for crude oil, natural gas and NGLs, as well as market uncertainty, economic conditions and a variety of additional factors. Commodity prices have experienced significant fluctuations in recent years and may continue to fluctuate widely in the future. Commodity prices have moderately increased in recent months due to improving economic activity and increased energy demand following government sponsored stimulus programs and easing of COVID-19 restrictions in certain regions. Following historic production cuts in 2020 to balance oil markets, OPEC and other non-OPEC oil-producing countries, including Russia, announced plans on April 1, 2021 to gradually curb previously implemented production cuts in response to improved economic activity and reductions in the surplus of inventory. Despite commodity price increases in recent months, uncertainties related to COVID-19 and the balance between the supply of and demand for crude oil and natural gas remain.
In an effort to improve price realizations from the sale of our crude oil, natural gas and NGLs, we manage our commodities marketing activities in-house, which enables us to market and sell our crude oil, natural gas and NGLs to a broader array of potential purchasers. We enter into crude oil, natural gas and NGL sales contracts with purchasers who have access to transportation capacity, utilize derivative financial instruments to manage our commodity price risk and enter into physical delivery contracts to manage our price differentials. During the first quarter of 2021, our crude oil price differentials averaged $1.58 per barrel discount to the NYMEX West Texas Intermediate crude oil index price. Due to the availability of other markets and pipeline connections, we do not believe that the loss of any single crude oil or natural gas customer would have a material adverse effect on our results of operations or cash flows.
Additionally, we sell a significant amount of our crude oil production through gathering systems connected to multiple pipeline and rail facilities. These gathering systems, which originate at the wellhead, reduce the need to transport barrels by truck from the wellhead, helping remove trucks from local highways and reduce greenhouse gas emissions. As of March 31, 2021, 90% of our gross operated crude oil production and substantially all of our gross operated natural gas production were connected to gathering systems.
Summary historical consolidated financial data
You should read the following summary financial data in conjunction with (i) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (ii) our historical consolidated financial statements and related notes thereto, in each case, included in our 2020 Annual Report and 2021 10-Q, which are incorporated by reference into this offering memorandum. We believe that the assumptions underlying the preparation of our historical consolidated financial statements are reasonable. The financial information included or incorporated by reference in this offering memorandum may not be indicative of our future results of operations, financial position and cash flows. As a result of the adoption of fresh start accounting and the effects of the implementation of the Plan, the consolidated financial statements of the Successor are not comparable to the consolidated financial statements of the Predecessor. See “Basis of presentation” above for more information.
The following summary historical consolidated financial data for the Successor period from November 20, 2020 through December 31, 2020, the Predecessor period from January 1, 2020 through November 19, 2020 (the “2020 Predecessor Period”), and for the years ended December 31, 2019 and 2018 and the balance sheet data as of December 31, 2020 and 2019 have been derived from our audited consolidated financial statements, which are incorporated by reference in this offering memorandum. The summary historical consolidated financial data for the three months ended March 31, 2021 and 2020 and the balance sheet data as of March 31, 2021 have been derived from our unaudited consolidated financial statements, which are incorporated by reference in this offering memorandum. The balance sheet data as of March 31, 2020 and December 31, 2018 are not included or incorporated by reference into this offering memorandum. The summary historical consolidated financial data does not give effect to the Williston Basin Acquisition or the Permian Basin Sale.

	Successor	Predecessor	Successor	Predecessor

	Three months ended March 31,		Period from Nov. 20, 2020 through Dec. 31, 2020	Period from Jan. 1, 2020 through Nov. 19, 2020	Year ended December 31,
	2021	2020			2019	2018

	(in thousands)
Statement of operations data:
Revenues:
Oil and gas revenues	$245,461	$239,128	$86,442	$603,585	$1,408,771	$1,590,024
Purchased oil and gas sales	48,460	86,278	7,227	186,367	408,791	550,344
Midstream revenues	61,312	56,411	26,031	166,631	212,208	120,504
Other services revenues	226	5,981	215	6,836	41,974	61,075
Total revenues	355,459	387,798	119,915	963,419	2,071,744	2,321,947
Expenses:
Lease operating expenses	35,260	49,769	17,841	118,372	223,384	193,912
Midstream expenses	27,898	13,084	10,572	42,987	62,146	32,758
Other services expenses	—	4,931	—	6,658	28,761	41,200
Gathering, processing and transportation expenses	15,711	29,464	9,124	85,896	128,806	107,193
Purchased oil and gas expenses	48,410	85,203	7,357	185,893	409,180	553,461

Production taxes	16,280	19,326	5,938	45,439	112,592	133,696
Depreciation, depletion and amortization	39,990	203,755	16,094	291,115	787,192	636,296
Exploration expenses	423	1,168	—	2,748	6,658	27,432
Rig termination	—	—	—	1,279	384	—
Impairment	3	4,823,678	—	4,937,143	10,257	384,228
General and administrative expenses	20,737	31,174	14,224	145,294	123,506	121,346
Litigation settlement	—	—	—	22,750	20,000	—
Total operating expenses	204,712	5,261,552	81,150	5,885,574	1,912,866	2,231,522
Gain (loss) on sale of properties	88	11,226	11	10,396	(4,455)	28,587
Operating income (loss)	150,835	(4,862,528)	38,776	(4,911,759)	154,423	119,012
Other income (expense):
Net gain (loss) on derivative instruments	(181,515)	285,322	(84,615)	233,565	(106,314)	28,457
Interest expense, net of capitalized interest	(8,697)	(95,757)	(3,168)	(181,484)	(176,223)	(159,085)
Gain (loss) on extinguishment of debt	—	83,887	—	83,867	4,312	(13,848)
Reorganization items, net	—	—	—	786,831	—	—
Other income (expense)	458	63	(402)	1,407	440	121
Total other income (expense), net	(189,754)	273,515	(88,185)	924,186	(277,785)	(144,355)
Loss before income taxes	(38,919)	(4,589,013)	(49,409)	(3,987,573)	(123,362)	(25,343)
Income tax benefit	3,654	254,738	3,447	262,962	32,715	5,843
Net loss including non-controlling interests	(35,265)	(4,334,275)	(45,962)	(3,724,611)	(90,647)	(19,500)
Less: Net income (loss) attributable to non-controlling interests	8,327	(23,414)	3,950	(84,283)	37,596	15,796
Net loss attributable to Oasis	$(43,592)	$(4,310,861)	$(49,912)	$(3,640,328)	$(128,243)	$(35,296)

	Successor	Successor	Predecessor

	As of March 31,	As of December 31,
	2021	2020	2019	2018

	(in thousands)
Balance sheet data:
Cash and cash equivalents	$113,054	$15,856	$20,019	$22,190
Total property, plant and equipment, net	1,719,549	1,728,787	6,977,776	7,027,109
Total assets	2,297,178	2,159,037	7,499,253	7,626,142
Long-term debt	674,238	710,000	2,711,573	2,735,276
Total stockholders’ equity	962,003	1,012,739	3,837,081	3,918,880

	Successor	Predecessor	Successor	Predecessor

	Three months ended March 31,		Period from Nov. 20, 2020 through Dec. 31, 2020	Period from Jan. 1, 2020 through Nov. 19, 2020	Year ended December 31,
	2021	2020			2019	2018
	(in thousands)
Other financial data:
Net cash provided by operating activities	$190,413	$107,775	$95,255	$202,936	$892,853	$996,421
Net cash used in investing activities	(41,868)	(130,768)	(9,881)	(92,403)	(828,756)	(1,613,536)
Net cash provided by (used in) financing activities	(55,717)	136,976	(85,702)	(109,998)	(66,268)	(622,585)
Adjusted EBITDA(1)	169,200	166,982	55,119	592,342	1,039,549	958,682
________________________________
(1)    Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) including non-controlling interests, see “—Non-GAAP financial measure” below.
Non-GAAP financial measure
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.
We define Adjusted EBITDA as earnings (loss) before interest expense, income taxes, depreciation, depletion, amortization, exploration expenses and other similar non-cash charges. Adjusted EBITDA is not a measure of net income or cash flows as determined by GAAP.
Management believes Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDA. Our computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. We believe that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure our ability to meet debt service requirements.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net income (loss) including non-controlling interests.

	Successor	Predecessor	Successor	Predecessor

	Three months ended March 31,		Period from Nov. 20, 2020 through Dec. 31, 2020	Period from Jan. 1, 2020 through Nov. 19, 2020	Year ended December 31,
	2021	2020			2019	2018
	(in thousands)
Adjusted EBITDA reconciliation to net loss including non-controlling interests:
Net loss including non-controlling interests	$(35,265)	$(4,334,275)	$ (45,962)	$(3,724,611)	$(90,647)	$(19,500)
(Gain) loss on sale of properties	(88)	(11,226)	(11)	(10,396)	4,455	(28,587)
(Gain) loss on extinguishment of debt	—	(83,887)	—	(83,867)	(4,312)	13,848
Net loss (gain) on derivative instruments	181,515	(285,322)	84,615	(233,565)	106,314	(28,457)
Derivative settlements	(22,596)	5,020	(76)	224,416	19,098	(213,528)
Interest expense, net of capitalized interest(1)	8,697	95,757	3,168	181,484	176,223	159,085
Depreciation, depletion and amortization	39,990	203,755	16,094	291,115	787,192	636,296
Impairment(2)	3	4,823,678	—	4,937,143	10,257	384,228
Rig termination	—	—	—	1,279	384	—
Exploration expenses	423	1,168	—	2,748	6,658	27,432
Equity-based compensation expenses	2,198	6,807	270	31,315	33,607	29,273
Litigation settlement(3)	—	—	—	22,750	20,000	—
Reorganization items, net	—	—	—	(786,381)	—	—
Income tax benefit	(3,654)	(254,738)	(3,447)	(262,962)	(32,715)	(5,843)
Other non-cash adjustments	(2,023)	245	468	2,324	3,035	4,435
Adjusted EBITDA	$169,200	$166,982	$55,119	$592,342	$1,039,549	$958,682
Adjusted EBITDA attributable to OMP	(56,459)	(72,928)	(24,473)	(197,684)	(263,995)	(177,512)
Adjusted EBITDA attributable to DevCo interests	—	26,535	7,734	70,017	105,053	108,754
Cash distributions from OMP to Oasis	13,266	13,237	—	53,040	45,342	30,804
Adjusted EBITDA attributable to Oasis	$126,007	$133,826	$38,380	$517,715	$925,949	$920,728
________________________________
(1)    For the three months ended March 31, 2020, interest expense includes specified default interest charges of $29.3 million related to the Amended and Restated Credit Agreement, dated as of October 16, 2018 (as amended prior to the Emergence Date, the “Predecessor Credit Facility”), by and among the Predecessor, as borrower, the lenders party thereto, and Wells Fargo, as administrative agent and $25.9 million related to the OMP Credit Facility. In addition, for the 2020 Predecessor Period, interest expense includes specified default interest charges of $30.3 million related to the Predecessor Credit Facility and $28.0 million related to the OMP Credit Facility. These specified default interest charges were waived upon our emergence from bankruptcy.

(2)    For the 2020 Predecessor Period, OMP recorded an impairment expense of $103.4 million which is included in our Consolidated Statements of Operations.
(3)    During the year ended December 31, 2019, we recorded a $20.0 million loss contingency accrual, which represented our estimate of the probable amount that would be incurred from our legal proceedings with Mirada Energy, LLC, Mirada Wild Basin Holding Company, LLC and Mirada Energy Fund I, LLC (collectively “Mirada”) based upon available information at that time. On September 28, 2020, we entered into the Mirada Settlement Agreement, which provides for, among other things, payment of $42.8 million to certain Mirada related parties and the release of all claims asserted in the case Mirada filed against us. We recorded an incremental $22.8 million loss accrual for the settlement during the 2020 Predecessor Period. See “Item 8. Financial Statements and Supplementary Data—Note 24—Commitments and Contingencies” included in our 2020 Annual Report and incorporated by reference into this offering memorandum for more information about our legal proceedings.

Summary historical operating and reserve data
The following table presents summary data with respect to our estimated net proved oil and natural gas reserves as of the dates indicated. For additional information regarding our reserves, as well as the impact of the SEC’s rules governing the presentation of reserve information, see Item 1. “Business” included in our 2020 Annual Report and incorporated by reference into this offering memorandum. The reserve estimates presented in the table below as of December 31, 2020, 2019 and 2018 are based on reports prepared by DeGolyer and MacNaughton, independent reserve engineers, and were prepared consistent with the SEC’s rules regarding oil and natural gas reserve reporting that are currently in effect. The following table does not give effect to the Williston Basin Acquisition or the Permian Basin Sale.

	At December 31,
	2020	2019	2018
Reserves Data (1)
Estimated proved reserves:
Crude oil (MMBbls)	119.8	200.8	228.4
Natural gas (Bcf)	376.2	513.5	552.7
Total estimated proved reserves (MMBoe)	182.5	286.4	320.5
Percent crude oil	66%	70%	71%
Estimated proved developed reserves:
Crude oil (MMBbls)	85.4	113.4	144.5
Natural gas (Bcf)	262.7	314.0	339.4
Total estimated proved developed reserves (MMBoe)	129.2	165.8	201.1
Percent proved developed	71%	58%	63%
Estimated proved undeveloped reserves:
Crude oil (MMBbls)	34.3	87.4	83.9
Natural gas (Bcf)	113.5	199.5	213.3
Total estimated proved undeveloped reserves (MMBoe)	53.3	120.6	119.4
Future net revenues (in millions)	$1,793.6	$5,385.4	$8,341.6
Standardized Measure (in millions)(2)	$948.9	$2,844.4	$4,050.3
PV-10 (in millions)(3)	$1,115.0	$2,934.4	$4,674.3
________________________________
(1)    Our estimated net proved reserves and related future net revenues, PV-10 and Standardized Measure were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic average first-day-of-the-month prices for the prior 12 months were $39.54 per Bbl for crude oil and $2.03 per MMBtu for natural gas, $55.85 per Bbl for crude oil and $2.62 per MMBtu for natural gas and $65.66 per Bbl for crude oil and $3.16 per MMBtu for natural gas for the years ended December 31, 2020, 2019 and 2018, respectively. These prices were adjusted by lease for quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the wellhead.
(2)    Standardized Measure represents the present value of estimated future net cash flows from proved crude oil and natural gas reserves, less estimated future development, production, plugging and abandonment costs and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows. Standardized Measure is based on internally-generated estimates and has not been included in reserve reports provided by DeGolyer and MacNaughton, independent reserve engineers.
(3)    PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effect of income taxes on discounted future net cash flows. See “—Reconciliation of standardized measure to PV-10” below.

The following table sets forth summary data with respect to our production results, average sales prices and production costs on a historical basis for the periods presented:

	Successor	Predecessor	Successor	Predecessor

	Three months ended March 31,		Period from November 20, 2020 through December 31, 2020	Period from January 1, 2020 through November 19, 2020	Year Ended December 31,
	2021	2020			2019	2018
Operating Data:
Net production volumes:
Crude oil (MBbls)	3,313	4,923	1,593	14,226	22,824	23,050
Natural gas (MMcf)	11,015	14,176	5,008	42,199	55,906	42,430
Oil equivalents (MBoe)	5,149	7,286	2,428	21,258	32,142	30,122
Average daily production (Boepd)	57,205	80,066	57,809	65,612	88,061	82,525
Average sales prices:
Crude oil average sales price (per Bbl)	$56.09	$43.22	$43.36	$36.75	$55.27	$61.84
Crude oil average realized price after the effect of derivative settlements(1)	49.11	44.24	43.36	48.13	55.89	52.65
Natural gas average sales price (per Mcf)(2)	5.41	1.86	3.47	1.91	2.64	3.88
Natural gas average realized price after the effect of derivative settlements(1)(2)	5.46	1.86	3.45	1.91	2.72	3.84
Average costs (per Boe):
Production costs(3)
Williston Basin	$10.50	$10.75	$11.81	$9.96	$11.04	$10.08
Permian Basin	5.72	12.16	6.44	7.39	10.10	8.31
Total
Lease operating expenses	6.85	6.83	7.35	5.57	6.95	6.44
Gathering, processing and transportation expenses	3.05	4.04	3.76	4.04	4.01	3.56
Production taxes	3.16	2.45	2.45	2.14	3.50	4.44
E&P general and administrative expenses	3.04	3.20	5.04	5.92	3.39	3.63
E&P Cash G&A(4)	2.72	2.29	5.04	4.41	2.07	2.48
________________________________
(1)    Average realized prices after the effect of derivative settlements include the cash received or paid for the cumulative gains or losses on our commodity derivatives settled in the periods presented, but do not include proceeds from derivative liquidations. Our commodity derivatives do not qualify for or were not designated as hedging instruments for accounting purposes.
(2)    Natural gas prices include the value for natural gas and NGLs.
(3)    Production costs include lease operating expenses and gathering, processing and transportation (“GPT”) expenses.
(4)    E&P Cash G&A, a non-GAAP financial measure, represents general and administrative (“G&A”) expenses less non-cash equity-based compensation expenses, other non-cash charges and G&A expenses attributable to the Company’s midstream business segment and other services. See “—Operational non-GAAP financial measure” below for a reconciliation of G&A expenses to E&P Cash G&A.

The following table provides additional information regarding our estimated net proved developed and undeveloped crude oil and natural gas reserves by basin as of December 31, 2020:

	Proved Developed			Proved Undeveloped
	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)	Crude oil (MMBbls)	Natural gas (Bcf)	Total (MMBoe)
Williston Basin	72.3	241.9	112.6	23.3	97.2	39.6
Permian Basin	13.2	20.8	16.6	11.0	16.3	13.7
Total	85.5	262.7	129.2	34.3	113.5	53.3

Reconciliation of standardized measure to PV-10
PV-10 is derived from Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of Standardized Measure on a pre-tax basis. PV-10 is equal to Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies without regard to the specific tax characteristics of such entities. We use this measure when assessing the potential return on investment related to our oil and gas properties. PV-10, however, is not a substitute for Standardized Measure. Our PV-10 measure and Standardized Measure do not purport to represent the fair value of our crude oil and natural gas reserves.
The following table provides a reconciliation of Standardized Measure to PV-10 at the years ended December 31, 2020, 2019 and 2018:

	At December 31,
	2020	2019	2018

	(in millions)
Standardized Measure of discounted future net cash flows	$948.9	$2,844.4	$4,050.3
Add: present value of future income taxes discounted at 10%	166.1	90.0	624.0
PV-10	$1,115.0	$2,934.4	$4,674.3
The PV-10 of our estimated net proved reserves at December 31, 2020 was $1,115.0 million, a 62% decrease from PV-10 of $2,934.4 million at December 31, 2019. This decrease was primarily due to lower commodity price assumptions and a decrease in reserves year over year.
Operational non-GAAP financial measure
We define E&P Cash G&A as total G&A expenses less non-cash equity-based compensation expenses, other non-cash charges and G&A expenses attributable to midstream and others services. E&P Cash G&A is not a measure of G&A expenses as determined by GAAP. Management believes that the presentation of E&P Cash G&A provides useful additional information to investors and analysts to assess our operating costs in comparison to peers without regard to equity-based compensation programs, which can vary substantially from company to company.
The following table presents a reconciliation of the GAAP financial measure of G&A expenses to the non-GAAP financial measure of E&P Cash G&A for the periods presented (in thousands):

	Successor	Predecessor	Successor	Predecessor

	Three months ended March 31,		Period from November 20, 2020 through December 31, 2020	Period from January 1, 2020 through November 19, 2020	Year Ended December 31,
	2021	2020			2019	2018
General and administrative expenses:	$20,737	$31,174	$14,224	$145,294	$123,506	$121,346
Equity-based compensation expenses	(1,688)	(6,621)	—	(29,746)	(32,251)	(27,910)
G&A expenses attributable to midstream and other services	(5,062)	(7,888)	(1,989)	(21,791)	(24,805)	(18,864)
E&P Cash G&A	$13,987	$16,665	$12,235	$93,757	$66,450	$74,572

RISK FACTORS
An investment in the notes involves risks. You should carefully consider the risks described below, as well as the risks disclosed in Item 1A. “Risk Factors” in our 2020 Annual Report, which are incorporated herein by reference, and the other information contained and incorporated by reference into this offering memorandum, before making an investment decision. If any of the described risks actually were to occur, our business, financial condition, results of operations or growth prospects could be affected materially and adversely. In that case, our ability to fulfill our obligations under the notes could be materially affected, and you could lose all or part of your investment. Furthermore, the COVID-19 pandemic (including federal, state and local governmental responses, broad economic impacts and market disruptions) has heightened risks discussed in the risk factors described or incorporated by reference in this offering memorandum.
This offering memorandum and the documents we have incorporated by reference into this offering memorandum also include forward-looking statements that involve risks and uncertainties, some of which are described in the documents incorporated by reference into this offering memorandum. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks and uncertainties faced by us described below or incorporated by reference into this offering memorandum.
Risks related to the Williston Basin Acquisition and the Permian Basin Sale
We may be unable to successfully integrate the assets’ operations or to realize anticipated cost savings, revenues or other benefits of the Williston Basin Acquisition.
Our ability to achieve the anticipated benefits of the Williston Basin Acquisition will depend in part upon whether we can integrate the acquired assets and operations into our existing businesses in an efficient and effective manner. We may not be able to accomplish this integration process successfully. The successful acquisition and integration of producing properties, including those acquired from QEP, a wholly-owned subsidiary of Diamondback, requires an assessment of several factors, including:
•recoverable reserves;
•future natural gas and oil prices and their appropriate differentials;
•availability and cost of transportation of production to markets;
•availability and cost of drilling equipment and of skilled personnel;
•development and operating costs, including access to water and potential environmental and other liabilities; and
•regulatory, permitting and similar matters.
The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices.
Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections were not performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Williston Basin Acquisition will materialize. The Williston Basin Acquisition involves risks that may cause our business to suffer, including:
•diversion of our management’s attention;

•the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business; and
•the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from the Williston Basin Acquisition, or to realize these benefits within the expected time frame.
We have incurred and expect to continue to incur significant transaction and acquisition-related costs in connection with the Williston Basin Acquisition.
We have incurred significant costs associated with the Williston Basin Acquisition and expect to continue to incur significant costs associated with combining the operations of the assets with our operations. The substantial majority of the expenses resulting from the Williston Basin Acquisition were composed of transaction costs related to the Williston Basin Acquisition and our integration efforts. Unanticipated costs may also be incurred in the integration process. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the acquired assets with our assets, should allow us to offset incremental transaction and acquisition-related costs overtime, this net benefit may not be achieved in the near term, or at all.
Failure to complete the Williston Basin Acquisition or the Primary Permian Basin Sale could negatively impact our future business and financial results.
If the Williston Basin Acquisition or the Primary Permian Basin Sale is not completed or if there are significant delays in completing the Williston Basin Acquisition or the Primary Permian Basin Sale, our future business and financial results could be negatively affected, including the following:
•the parties may be liable for damages to one another under the terms and conditions of the Williston PSA or the Permian PSA, as applicable;
•there may be negative reactions from the financial markets due to the fact that current prices of our common stock may reflect a market assumption that the Williston Basin Acquisition or the Primary Permian Basin Sale will be completed; and
•the attention of management will have been diverted to the Williston Basin Acquisition and the Primary Permian Basin Sale rather than their own operations and pursuit of other opportunities that could have been beneficial to our business.
Further, the notes will be issued prior to the consummation of the Williston Basin Acquisition and the Primary Permian Basin Sale. If the Williston Basin Acquisition is not consummated on or prior to September 27, 2021 (or such later date if the Outside Date is extended pursuant to the Williston PSA) or, if prior to such date, the Williston PSA is terminated without the Williston Basin Acquisition being consummated, then in either case, the notes will be redeemed at a redemption price equal to 100% of the issue price of the notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
The inability to complete the Primary Permian Basin Sale on the initial terms agreed to or in the expected time frame may adversely affect our business, financial condition or results of operations.
The Primary Permian Basin Sale is subject to customary closing conditions. We may not be able to consummate the Primary Permian Basin Sale on the terms contemplated by the Permian PSA or at all, or obtain the proceeds that could be realized from the transaction, if the required consents and other customary closing conditions are not satisfied. Any difficulties with respect to the consummation of this transaction may adversely affect our business, financial condition or results of operations. In particular, to the extent the Primary Permian Basin Sale fails to close on the terms contemplated by the Permian PSA, or if we receive lower cash consideration than originally planned, then the amount of cash that we may allocate to the funding of our capital budget, and the timing of such funding, will be affected. Additionally, failure to consummate the Primary Permian Basin Sale on the terms contemplated by the Permian PSA may adversely affect our intended strategy of prioritizing our Williston Basin assets and may divert management’s focus on such strategy.